Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos 333-130018, 333-114164, 333-105318, 333-105317, 333-101320, 333-100763, 333-43574, 333-57782, 333-79573, 333-79553, 333-56905, 333-39747 and 333-28725) and on Form S-3 (Nos 333-79659, 333-58659, 333-48513, 333-66120, 333-19601 and 333-67546) of Advent Software, Inc. of our report dated March 16, 2007 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A for the year ended December 31, 2006.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California
April 3, 2007